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                                                                    Exhibit 23.1
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                               Consent of KPMG LLP


The Board of Directors
Florsheim Group Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of our report dated March 23, 2001, relating to the consolidated balance sheets of Florsheim Group Inc. and subsidiaries as of January 1, 2000 and December 30, 2000, and the related consolidated statements of operations and comprehensive loss, cash flows, and shareholders' equity for the years ended January 2, 1999, January 1, 2000 and December 30, 2000 and related schedule, which report appears in the Florsheim Group Inc. annual report on Form 10-K for the year ended December 30, 2000.



/s/ KPMG LLP
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Chicago, Illinois
September 26, 2001